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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-K

                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1996       Commission File Number: 1-2500

                            ------------------------

                              BALLY'S GRAND, INC.

             (Exact name of registrant as specified in its charter)

                   Delaware                                       13-0980760
(State or other jurisdiction of incorporation)       (I.R.S. employer identification no.)

  3645 Las Vegas Boulevard South, Las Vegas,                        89109
                    Nevada
   (Address of principal executive offices)                       (Zip code)

       Registrant's telephone number, including area code: (702) 739-4111

       Securities registered pursuant to Section 12(b) of the Act: None.

       Securities registered pursuant to Section 12(g) of the Act: None.

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes_X_ No___

    Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes_X_ No___

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. _X_

    The aggregate market value of the registrant's voting stock held by nonaffiliates of the registrant as of February 28, 1997 was approximately $47 million, based on the closing price of the registrant's common stock as reported by the NASDAQ National Market System at that date. For purposes of this computation, affiliates of the registrant include the registrant's executive officers and directors and Hilton Hotels Corporation (including its wholly owned subsidiaries). As of February 28, 1997, 8,529,075 shares of the registrant's common stock were outstanding.

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PART I

    Except as otherwise stated, the information contained in this Annual Report is as of December 31, 1996, the end of the registrant's last fiscal year.

ITEMS 1 AND 2.  BUSINESS AND PROPERTIES

GENERAL

    The registrant, Bally's Grand, Inc. (the "Company"), is incorporated in Delaware and was a wholly owned subsidiary of Bally Entertainment Corporation ("BEC"), an operator of casinos and casino hotel resorts formerly known as Bally Manufacturing Corporation, until the consummation of the Company's plan of reorganization on August 20, 1993. Through purchases in the open market and in privately negotiated transactions subsequent to the consummation of the Company's reorganization, BEC reacquired a majority equity interest in the Company. On December 18, 1996, BEC was merged with and into Hilton Hotels Corporation ("Hilton"), an owner and operator of full service hotels and hotel-casinos, pursuant to a merger agreement dated June 6, 1996, as amended (the "Merger"). Pursuant to the merger agreement between BEC and Hilton, Hilton issued 54,692,087 shares of its common stock (including 1,457,195 shares issued to the Company) and 14,832,300 shares of Hilton Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock to BEC's shareholders as consideration. As a result of the Merger, Hilton owned approximately 84% (78% on a fully diluted basis) of the outstanding common stock of the Company as of December 31, 1996.

    The Company owns and operates the casino hotel resort in Las Vegas, Nevada known as "Bally's Las Vegas." The Company operates in one industry segment and all significant revenues arise from its casino and supporting hotel operations. Unless otherwise specified in the text, references to the Company include the Company and its subsidiaries.

REORGANIZATION

    On October 3, 1991 (the "Petition Date"), following the Company's failure to make scheduled interest payments on its then outstanding public debt securities, a group of holders of such debt filed an involuntary bankruptcy petition against the Company under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). An order for relief was entered against the Company in its bankruptcy case on November 27, 1991. From that date and through August 20, 1993, the date the Company emerged from bankruptcy (the "Effective Date"), the Company operated its business and managed its properties as a debtor-in-possession under the authority of the Bankruptcy Code. On July 31, 1992, the Company sold its casino hotel resort formerly known as "Bally's Reno" to Hilton. On September 15, 1992, the Bankruptcy Court confirmed the Company's plan of reorganization under chapter 11 of the Bankruptcy Code (the "Chapter 11 Plan") and on the Effective Date, the Company completed its reorganization pursuant to the Chapter 11 Plan and emerged from bankruptcy.

    Pursuant to the Chapter 11 Plan, on the Effective Date, the Company (i) issued $252.5 million aggregate principal amount of 12% First Mortgage Notes due 2001 (the "Prior Notes") after giving effect to the August 20, 1993 redemption of $25.0 million principal amount of such Prior Notes at par value plus accrued and unpaid interest from October 1, 1992 through the redemption date, (ii) issued 10.0 million shares of common stock, par value $.01 per share (the "Common Stock"), (iii) issued warrants to purchase 752,688 shares of Common Stock (the "Warrants"), and (iv) distributed $53.0 million of cash plus net interest earned thereon while such funds were held as restricted funds to its former public debtholders in exchange for the claims they held against the Company. In addition, in accordance with the Chapter 11 Plan, effective August 20, 1993, BEC's equity interest in the Company was cancelled and the Company's intercompany payable to BEC was extinguished. On August 20, 1993, BEC and its affiliates ceased allocating management and administrative expenses to the Company and in accordance with the Chapter 11 Plan, the Company, BEC and Bally's Grand Management Co., Inc. (the "Manager"), a Nevada corporation and an indirect wholly owned subsidiary of BEC (Hilton after the merger), entered into a management agreement (the "Management Agreement"). Pursuant to the Management Agreement, the Manager provides management services to the Company and BEC/Hilton licenses the use of the "Bally"

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name and certain computer software to the Company for a $3.0 million annual management fee. Also on the Effective Date, in accordance with the Chapter 11 Plan, the Company established the Bally's Grand, Inc. 1993 Incentive Stock Plan pursuant to which 600,000 shares of Common Stock were made available for award to its officers.

BALLY'S LAS VEGAS

    Bally's Las Vegas is situated on an approximately 30-acre site at the well-known intersection of Las Vegas Boulevard South and Flamingo Road. Bally's Las Vegas is located at the center of the "Golden Mile" of the Las Vegas "Strip" and is within walking distance of many of the other major casino hotels situated there, which management believes enhances its visibility and provides it with an advantage in attracting hotel guest and convention business. In addition, separate subsidiaries of Bally's Grand, Inc. own approximately 14 acres of land situated adjacent to Bally's Las Vegas on which a parking lot used by Bally's Las Vegas is located and 5 acres of land situated in North Las Vegas, Nevada on which supporting facilities used by Bally's Las Vegas are located.

    Bally's Las Vegas currently encompasses approximately 3.2 million square feet of space in two high-rise hotel towers connected by a low-rise structure and has approximately 65,100 square feet of gaming space. Bally's Las Vegas features 1,816 slot machines, 82 table games, several keno areas and a race and sports book room. In order to promote slot machine play, Bally's Las Vegas emphasizes the configuration and location of its slot machine areas. In addition, Bally's Las Vegas offers a full selection of table games including baccarat, blackjack, craps, roulette, pai gow poker, caribbean stud poker, let it ride and a big-six wheel.

    Bally's Las Vegas has 2,814 guest rooms (including 237 suites) and one of the largest casino hotel convention facilities in Las Vegas with approximately 175,000 square feet of meeting space. The complex also includes two entertainment showrooms with a combined seating capacity of 2,500, five restaurants, a coffee shop, a snack bar, a premium players' slot lounge, another lounge with a bar, two other bars, a state-of-the-art health spa, a swimming pool and cabana area with food and beverage service, eight tennis courts and a retail shopping mall.

    Bally's Las Vegas conducted an extensive capital improvement program over the last several years. During 1994, Bally's Las Vegas completed improvements to its frontage area along the Strip, including the addition of moving walkways that transport patrons to and from the main entrance through gardens and water displays. In June 1995, Bally's Las Vegas and MGM Grand jointly opened a new monorail system, connecting the two major "Four Corners" on the Strip through their respective properties. Renovation of the 800 hotel rooms in Bally's Las Vegas' south tower was completed in August 1995, complementing the 1993 renovation of the approximately 2,000 hotel rooms in the main tower. In addition, Bally's Las Vegas relocated and expanded its race and sports book room and completed a slot machine upgrade in 1995 and 1996, respectively.

    Convention business is a major marketing focus for Bally's Las Vegas, as it provides the resort with mid-week occupancy and generally higher than standard mid-week rates. Management believes that Bally's Las Vegas' convention meeting space and substantial convention amenities and services make it one of the most desirable convention forums in Las Vegas.

    In addition to its focus on convention business, Bally's Las Vegas markets to two distinct groups of customers identified as "consistent wagerers" in the middle to upper-middle tier of the gaming market. The first group consists of individuals traveling to Las Vegas from southern California and the southwestern states by automobile and, to a lesser extent, by airplane. These individuals are primarily weekend-oriented and represent a significant portion of Bally's Las Vegas' customers. The second group consists of primarily mid-week oriented individuals who tend to take advantage of travel "packages" offered by tour and travel agents. Bally's Las Vegas' operating strategy is designed to attract and retain these customer groups by capitalizing on the quality of its facilities and providing its guests with a full range of resort amenities and personalized services, emphasizing its "Touch of Class" motto. Management believes that the spacious configuration of Bally's Las Vegas' casino and the size of its standard hotel rooms, which are

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among the largest offered on the Strip, contribute to its upscale image and help to attract these targeted customers.

    Bally's Las Vegas' operations are conducted 24 hours a day every day of the year. Business is somewhat seasonal, usually declining in the summer and mid-winter months. Bally's Las Vegas employs approximately 4,000 persons in the operation of its business and has collective bargaining contracts with unions covering approximately 2,400 of these employees.

COMPETITION

    Bally's Las Vegas competes principally with other casino hotels located in Las Vegas, including the Flamingo Hilton-Las Vegas and the Las Vegas Hilton, both wholly owned subsidiaries of Hilton. Currently, there are approximately thirty-five major casino hotels located on or near the Strip, approximately ten major casino hotels located in the Las Vegas downtown area and several major facilities located elsewhere in the Las Vegas area. As a result of new construction projects and certain expansions by casino hotels located on or near the Strip, gaming space and hotel room capacity in Las Vegas have increased significantly over the last several years. For example, two casino hotel resorts opened in mid-1996 and another opened in early 1997 adding a total of approximately 270,000 square feet of gaming space and 6,500 guest rooms to the Las Vegas strip. In addition, there have been several public announcements concerning major casino hotel projects in Las Vegas (including the Paris Casino-Resort which is planned to be developed by Hilton next to Bally's Las Vegas), certain of which have commenced construction. Management believes that the additional gaming space and hotel room capacity resulting from the opening of new casino hotels may have a short-term negative impact on the Company, but that over the long term the Company benefits from the increase in the number of visitors to Las Vegas that these new properties attract. To enhance its competitiveness in the Las Vegas market, Bally's Las Vegas conducted the aforementioned capital improvement program.

    Management believes that the primary competition for Bally's Las Vegas comes from other large casino hotels located on or near the Strip which offer amenities and marketing programs that appeal to consistent wagerers in the middle and upper-middle tier of the gaming market. Management also believes that patrons distinguish among casino hotels in Las Vegas based on a number of factors including, but not limited to, the location and physical design of the casino and hotel accommodations, the extent and quality of personalized service offered to guests and casino customers, the price and quality of rooms and food and beverages, the number and quality of its restaurants, convention and other public facilities, promotional allowances, the entertainment offered, the variety of table games and slot machines, table limits, casino credit granted to customers and parking availability. Management believes that Bally's Las Vegas' central location and reputation as a first-class facility help it to compete in the Las Vegas market.

    Bally's Las Vegas also competes for gaming customers, to a lesser extent, with casino hotel operations located in the Laughlin and Reno-Lake Tahoe areas of Nevada, Atlantic City, New Jersey and elsewhere and with other forms of legalized gaming. Management believes that the legalization of casino gaming in various jurisdictions over the last several years and the opening of gaming facilities operated by Native Americans have not, to date, had a material adverse impact on Bally's Las Vegas' operations. Proposals have been made for significant land-based casinos in a number of other jurisdictions and several large metropolitan areas. Management believes that the adoption of legislation approving casino gaming and the opening of significant gaming establishments in any jurisdiction near Nevada could have a material adverse effect on Bally's Las Vegas' operations.

OTHER

    In April 1995, the Company entered into several agreements relating to the prospective acquisition of an 85% equity interest in Excelsior/Chehalis, L.P., which presently manages the Lucky Eagle Casino in Rochester, Washington. In connection therewith, the Company deposited $3 million to collateralize certain indebtedness of the partnership and applied for the required gaming licenses and regulatory approvals. In August 1995, the Company received the necessary license from the Washington State Gambling Commission, but the acquisition remains contingent upon the receipt of a license from the National Indian Gaming

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Commission, which is pending. The Company continues to explore opportunities related to the development and management of gaming facilities on other Native American lands; however, no definitive agreements have been signed to date. Successful opportunities are contingent upon, among other things, the Company receiving the required gaming licenses and regulatory approvals.

    In August 1996, the Company sold Paris Casino Corp. (an indirect wholly owned subsidiary that owns 24 acres of land next to Bally's Las Vegas upon which the Paris Casino-Resort is planned to be developed) to BEC for consideration having an aggregate value of $57.5 million ($17.5 million in cash and 1,457,195 shares of BEC common stock which were converted into 1,457,195 shares of Hilton common stock in the Merger). In addition, BEC reimbursed the Company for Paris Casino-Resort development costs incurred to date and certain transaction-related costs, and granted the Company certain operating considerations pursuant to a shared facilities agreement. The transaction was negotiated and approved by an independent Special Committee of the Board of Directors of the Company. The Special Committee retained independent legal counsel and financial advisors in connection with the evaluation and negotiation of the transaction.

REGULATION AND LICENSING

NEVADA GAMING REGULATIONS

    The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act"), and (ii) various local ordinances and regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"). The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to herein as the "Nevada Gaming Authorities."

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity, (ii) the establishment and maintenance of responsible accounting practices and procedures, (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities, (iv) the prevention of cheating and fraudulent practices, and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

    The Company is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the capital stock of Grand Resorts, Inc. ("GRI"), the wholly owned subsidiary of the Company which operates the Bally's Las Vegas casino. GRI is required to be licensed by the Nevada Gaming Authorities. The gaming license held by GRI requires the payment of fees and taxes and is not transferable. GRI is also licensed as a manufacturer and distributor of gaming devices. Such manufacturer's and distributor's licenses are not transferable and require the annual payment of fees. Hilton is also a Registered Corporation and has been found suitable to acquire control of the Company. Bally's Casino Holdings, Inc. ("Casino Holdings"), an indirect wholly owned subsidiary of Hilton upon the Merger, has been found suitable to own the capital stock of the Manager and Bally's CHLV, Inc. ("BCHLV"), which has been registered by the Nevada Commission as an intermediary company and has been found suitable to own more than 10% of the voting securities of the Company. The Manager is licensed by the Nevada Commission as a manager for the Company and such license is also not transferable. GRI and the Manager are each a corporate licensee (individually a "Corporate Licensee" and collectively, the "Corporate Licensees") under the terms of the Nevada Act. As Registered Corporations, the Company and Hilton are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of or receive any percentage of profits from the Corporate Licensees

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without first obtaining licenses and approvals from the Nevada Gaming
Authorities. The Company, Hilton, Casino Holdings, BCHLV and the Corporate Licensees have obtained from the Nevada Gaming Authorities the various registrations, approvals, findings of suitability, permits and licenses required in order to engage in gaming activities in Nevada.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company, Hilton, Casino Holdings or the Corporate Licensees in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Corporate Licensees must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company, Hilton or Casino Holdings who are actively and directly involved in gaming activities of the Corporate Licensees may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all costs of investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, Hilton, Casino Holdings or the Corporate Licensees, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company, Hilton, Casino Holdings or the Corporate Licensees to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    The Company, Hilton, Casino Holdings and the Corporate Licensees are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Corporate Licensees must be reported to or approved by the Nevada Commission.

    If it were determined that the Nevada Act was violated by a Corporate Licensee, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Corporate Licensees, the Company, Hilton, Casino Holdings and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Bally's Las Vegas casino and, under certain circumstances, earnings generated during the supervisors' appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

    Any beneficial holder of the Company's or Hilton's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be subject to a suitability determination as a beneficial holder of such voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails a written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation's voting

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securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's or its gaming affiliates' corporate charter, bylaws, management, policies or operations, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders, (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations, and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners of its securities. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company, Hilton and Casino Holdings would be subject to disciplinary action if, after they receive notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, Hilton, Casino Holdings or the Corporate Licensees, they: (i) pay that person any dividend or interest upon the voting securities of the Company or Hilton, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish that person's voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a Corporate Licensee.

    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form, or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

    The Company, Hilton and Casino Holdings are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company, Hilton and Casino Holdings are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the stock certificates of the Company, Hilton and Casino Holdings to bear a legend indicating that the securities are subject to the Nevada Act. Although Casino Holdings is subject to such requirement, the Nevada Commission has not imposed such requirement on the Company or Hilton to date.

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    None of the Company, Hilton nor Casino Holdings may make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On September 20, 1996, Hilton received approval to make public offerings for a period of one year, subject to certain conditions (the "Shelf Approval"). On November 21, 1996, the Nevada Commission issued a revised Shelf Approval effective for a period of ten months to include approvals relating to Hilton's acquiring control of BEC. The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed annually or bi-annually, as applicable. The Shelf Approval also applies to any affiliated company wholly owned by Hilton (an "Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for the Manager to guarantee any security issued by, or to hypothecate its assets to secure the payment or performance of any obligations evidenced by securities issued by, Hilton or an Affiliate pursuant to a public offering under the Shelf Approval. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

    Changes in control of the Company or Hilton through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby that person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Corporate Licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of Corporate Licensees and their affiliates, (ii) preserve the beneficial aspects of conducting business in the corporate form, and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received, (ii) the number of gaming devices operated or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada gaming licensees that hold a manufacturer's or distributor's license, such as GRI, also pay certain fees and taxes to the State of Nevada.

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    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of such Licensees' participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operations, fail to conduct the foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

NEVADA LIQUOR REGULATIONS

    The sale of alcoholic beverages at Bally's Las Vegas is subject to licensing, control and regulation by the Clark County Board. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the Company and the Corporate Licensees.

FEDERAL REGISTRATION

    The Company is required to make annual filings with the Attorney General of the United States in connection with the operation of slot machines. All requisite filings for the present year have been made.

ITEM 3.  LEGAL PROCEEDINGS

    Two derivative actions purportedly brought on behalf of the Company against its directors and BEC, one commenced in October 1995 and the other in September 1996, were consolidated under the caption IN RE: BALLY'S GRAND DERIVATIVE LITIGATION in the Court of Chancery of the State of Delaware, in and for New Castle County. The consolidated complaint alleges breaches of fiduciary duty and waste of corporate assets in connection with certain actions including the sale by the Company to BEC of the capital stock of Paris Casino Corp. (the "Paris Transaction"), alleged improper delegation of duties by the Company's Board of Directors by virtue of the Management Agreement, the Manager's designation pursuant to the Management Agreement of recipients awarded Common Stock pursuant to the Incentive Stock Plan, purchases of Common Stock by the Company and BEC, and a consulting agreement entered into by the Company with Arveron Investments L.P. in connection with the Company's investments in publicly-traded securities and certain repurchases of Common Stock. The plaintiffs seek, among other things: (i) rescission of the Paris Transaction, (ii) a declaration that the Management Agreement is unlawful, (iii) an accounting of damages to the Company and profits to defendants as a result of the transactions complained of, (iv) an accounting for purchases of Common Stock by the Company and BEC, and (v) costs and expenses including reasonable attorneys' fees. A third derivative action purportedly brought on behalf of the Company against its directors, BEC, the Manager and Hilton was commenced in November 1996 under the caption TOWER INVESTMENT GROUP, INC., ET AL. V. BALLY'S GRAND, INC., ET AL. in the Court of Chancery of the State of Delaware, in and for New Castle County. The complaint alleges breach of fiduciary duty and waste of corporate assets by the Company's directors and BEC in connection with the Paris Transaction, aiding and abetting by Hilton of the breaches of fiduciary duty and waste by the Company's directors and BEC, fraud, willful misconduct or gross negligence by BEC and the Manager in connection with the Management Agreement, breach of fiduciary duty by the Company's directors in connection with purchases of Common Stock by BEC while in possession of material inside information concerning the Company's earnings, breach of fiduciary duty by BEC in connection with alleged threats to abuse its controlling interest in the Company, and violation by the Company's directors and BEC of Section 203 of the Delaware General Corporation Law in connection with the Paris Transaction. The plaintiffs seek, among other things: (i) rescission of the

Paris Transaction, (ii) termination of the Management Agreement, (iii) appointment of a custodian to manage the Company's affairs, (iv) compensatory damages, (v) an order enjoining BEC and Hilton from conveying the Paris Casino-Resort, (vi) disgorgement by BEC and Hilton of the profits of the Paris Casino-Resort, (vii) disgorgement by Arthur M. Goldberg of all payments, warrants and interests received in connection with the Merger, and (viii) disgorgement by BEC of profits earned from any transactions in shares of the Common Stock based upon material inside information. This action has been consolidated with the original consolidated action under the caption IN RE:
BALLY'S GRAND, INC. SHAREHOLDERS LITIGATION. The defendants believe the complaints are without merit.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    At the last annual meeting of stockholders of the Company (held on February 3, 1997), the stockholders considered and voted on the following item:

    Six persons nominated by the Board of Directors for election as directors to serve until the next annual meeting of stockholders of the Company or until their successors have been duly elected and qualified, along with the voting results which resulted in each nominee being elected as a director, were as follows:

                                                             VOTES       VOTES
                         NOMINEE                            CAST FOR   WITHHELD
---------------------------------------------------------  ----------  ---------
Arthur M. Goldberg.......................................   7,618,945    732,853
Jay Burnham..............................................   7,618,945    732,853
J. Kenneth Looloian......................................   7,618,945    732,853
Darrell A. Luery.........................................   7,618,945    732,853
Jack L. McDonald.........................................   7,618,945    732,853
Nicholas H. Politan, Jr..................................   7,618,945    732,853

PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Common Stock is traded on the NASDAQ National Market System under the symbol BGLV. The high and low quarterly sales prices of the Common Stock for the past two years as reported by the NASDAQ National Market System are as follows:

                                            FIRST     SECOND      THIRD     FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER
                                           -------    -------    -------    -------
1995:
  High..................................    12 7/8     18 5/8     17 3/4     17
  Low...................................     9 3/4     11 7/8     14 3/4     13 3/8

1996:
  High..................................    20         48         46         41 1/8
  Low...................................    16         20         34 1/8     27 1/2

    The number of holders of record of the Common Stock and the Warrants at February 28, 1997 were 81 and 6, respectively.

    The Company did not pay any cash dividends on its pre-reorganization common stock and has not paid any dividends on the Common Stock to date. Any decision in the future by the Company's Board of Directors to pay dividends on the Common Stock will depend upon, among other things, the Company's earnings and the amount of cash legally available at the time for the payment of dividends.

ITEM 6.  SELECTED FINANCIAL DATA

                                                    POST-REORGANIZATION                PRE-REORGANIZATION
                                            ------------------------------------   ---------------------------
                                                 YEARS ENDED        FOUR MONTHS    EIGHT MONTHS
                                                 DECEMBER 31,          ENDED          ENDED        YEAR ENDED
                                            ----------------------  DECEMBER 31,    AUGUST 31,    DECEMBER 31,
                                             1996    1995    1994       1993           1993           1992
                                            ------  ------  ------  ------------   ------------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)

Revenues..................................  $313.8  $283.5  $271.9      $87.8         $173.9         $320.2
Operating income..........................    62.5    42.3    40.3       13.1           28.8           45.0
Gain on sales of
  marketable securities...................      .3      .5    11.8         --             --             --
Interest expense..........................    33.5    32.7    32.5       10.2             .9             --
Charge in lieu of interest expense........      --      --      --         --           21.1            8.3
Reorganization credits....................      --      --      --         --          109.2            6.0
Income before extraordinary items and
  cumulative effect on prior years of
  change in accounting for income taxes...    23.0     6.4    12.7        1.9           67.8           27.7
Income per share before extraordinary
  items and cumulative effect on prior
  years of change in accounting for income
  taxes...................................    2.58     .72    1.29        .18             --             --
At December 31:
  Total assets............................   577.2   518.1   520.3      521.7             --          426.7
  Debt excluding prepetition liabilities
    subject to compromise.................   315.0   315.0   315.0      315.0             --             --
  Prepetition liabilities subject to
    compromise............................      --      --      --         --             --          489.7
  Stockholders' equity (deficit)..........   118.6    77.3    77.8       81.0             --         (140.0)

------------------------
Notes:

1. On August 20, 1993, the Company completed its reorganization pursuant to the Chapter 11 Plan and emerged from bankruptcy. On August 31, 1993, the Company implemented the recommended accounting for entities emerging from bankruptcy in accordance with the applicable accounting principles for "fresh-start reporting" as set forth in the American Institute of Certified Public Accountants Statement of Position 90-7 on Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7"). Accordingly, the Company's post-reorganization selected financial data are not comparable with the pre-reorganization selected financial data.

2. On July 31, 1992, the Company sold its casino hotel resort formerly known as "Bally's Reno" to Hilton. Revenues and operating income of Bally's Reno for the seven months ended July 31, 1992 were $72.4 million and $4.8 million, respectively.

3. The Company discontinued accruing interest on its debt obligations as of the Petition Date (October 3, 1991). Contractual interest not accrued was $40.4 million and $59.3 million for the eight months ended August 31, 1993 and the year ended December 31, 1992, respectively. On the Effective Date (August 20, 1993), the Company issued $252.5 million principal amount of the Prior Notes and began accruing interest thereon.

4. Pursuant to the Chapter 11 Plan, effective October 1, 1992, the Company began accruing a charge in lieu of interest expense on the Prior Notes that were issued by the Company on the Effective Date.

5. On the Petition Date, the Company classified all of its prepetition liabilities as prepetition liabilities subject to compromise.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

COMPARISON OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

    Revenues for the year ended December 31, 1996 were $313.8 million compared to $283.5 million for 1995, an increase of $30.3 million (11%). Casino revenues for 1996 were $156.5 million compared to $137.5 million for 1995, an increase of $19.0 million (14%). Table game revenues increased $10.0 million (15%) due to an increase in the hold percentage from 14.3% in 1995 to 15.5% in 1996 and a 7% increase in the drop (amount wagered). Slot revenues increased $7.0 million (11%) due to a 27% increase in slot handle (volume) offset, in part, by a decline in the win percentage from 6.1% in 1995 to 5.3% in 1996. Management believes the increases in slot handle and table drop were primarily attributable to additional walk-in business resulting from the June 1995 opening of the monorail system connecting Bally's Las Vegas and MGM Grand and increased marketing and promotional efforts.The decline in slot win percentage is a result of the aggressive competition for slot patrons in the Las Vegas market. Management believes that the slot win percentage will continue to be subject to competitive pressure and may decline further. Other casino revenues increased $2.0 million (31%) due to additional revenues generated by the relocated and expanded race and sports book room, which opened in September 1995. Rooms revenue increased $4.7 million (8%) due principally to a higher average room rate. Food and beverage revenues increased $2.4 million (6%) due primarily to increased convention business, and other revenues increased $4.2 million (9%) due, in part, to increased entertainment revenues.

    Operating income for the year ended December 31, 1996 was $62.5 million compared to $42.3 million for 1995, an increase of $20.2 million (48%) as the aforementioned 11% increase in revenues was offset, in part, by a 4% increase in operating expenses. Casino operating expenses increased $5.2 million (7%) due principally to increased promotional, special event and marketing costs and to increased gaming taxes associated with higher casino revenues. In addition, depreciation and amortization expense increased $2.0 million (8%) as a result of the aforementioned capital improvement program.

COMPARISON OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

    Revenues for the year ended December 31, 1995 were $283.5 million compared to $271.9 million for 1994, an increase of $11.6 million (4%). Casino revenues for 1995 were $137.5 million compared to $134.6 million for 1994, an increase of $2.9 million (2%). Slot revenues increased $6.3 million (11%) due to a 13% increase in slot handle offset, in part, by a decline in the win percentage from 6.2% in 1994 to 6.1% in 1995. Management believes the increase in the slot handle was primarily attributable to an increase in walk-in business resulting from the operation of the automated walkway system and related improvements throughout all of 1995 compared to six months in 1994, the addition of the monorail system in June 1995 and increased marketing and promotional efforts. Table game revenues decreased $3.2 million (5%) due to a decline in the hold percentage from 16.0% in 1994 to 14.3% in 1995 offset, in part, by a 6% increase in the drop. Rooms revenue increased $1.0 million (2%) due primarily to a higher average room rate. Food and beverage revenues increased $3.9 million (10%) due primarily to increased convention business, and other revenues increased $3.8 million (9%) due, in part, to the Company operating two retail gift shops in 1995 which were operated by a third party in 1994.

    Operating income for the year ended December 31, 1995 was $42.3 million compared to $40.3 million for 1994, an increase of $2.0 million (5%) as the aforementioned 4% increase in revenues was offset, in part, by a 4% increase in operating expenses. Depreciation and amortization expense increased $3.3 million (16%) as a result of the aforementioned capital improvement program, and casino operating expenses increased $3.3 million (4%) due principally to increased promotional and special event costs. In addition, other operating expenses increased $2.2 million (5%) due, in part, to the cost of operating the aforementioned gift shops in 1995, costs associated with the operation of the automated walkway system and related improvements throughout all of 1995 compared to six months in 1994 and the Company's 50% share of costs for the monorail system for seven months in 1995.

GAIN ON SALES OF MARKETABLE SECURITIES

    During the years ended December 31, 1996, 1995 and 1994, the Company sold certain marketable securities which resulted in pre-tax gains totalling $.3 million, $.5 million and $11.8 million, respectively.

INTEREST EXPENSE

    Interest expense for the years ended December 31, 1996, 1995 and 1994 totaled $33.5 million, $32.7 million and $32.5 million, respectively, and represents interest on the Company's 10 3/8% First Mortgage Notes due 2003 (the "Notes") and amortization of related deferred finance costs, net of capitalized interest.

INCOME TAXES

    For 1996, the effective rate of the provision for income taxes differed from the U.S. statutory tax rate (35%) due principally to deductible compensation associated with options to purchase BEC common stock and the elimination of a valuation allowance no longer required. For 1995, the effective rate of the provision for income taxes differed from the U.S. statutory tax rate (35%) due principally to certain non-deductible expenses. For 1994, the effective rate of the provision for income taxes equalled the U.S. statutory tax rate (35%). A reconciliation of the provision for income taxes with amounts determined by applying the U.S. statutory tax rate to income before income taxes is included in Notes to consolidated financial statements--Income taxes.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has no scheduled principal payments on its long-term debt until 2003. Management plans to make capital expenditures totalling approximately $24 million at Bally's Las Vegas during 1997 for various improvements, renovations and equipment to maintain the casino hotel resort in first-class condition. The Company believes that it will be able to satisfy its debt service (interest on its public indebtedness is approximately $32.7 million per annum) and the aforementioned capital expenditure requirements during 1997 out of existing cash balances and cash flow from operations.

FORWARD-LOOKING STATEMENTS

    Forward-looking statements in this report, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, and are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on information available and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 8.  CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX

                                                                                                                PAGE
                                                                                                                -----
Report of independent public accountants...................................................................          14
Consolidated balance sheets................................................................................          15
Consolidated statements of income..........................................................................          16
Consolidated statements of stockholders' equity............................................................          17
Consolidated statements of cash flows......................................................................          18
Notes to consolidated financial statements.................................................................          20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Bally's Grand, Inc.:

    We have audited the accompanying consolidated balance sheet of Bally's Grand, Inc. and subsidiaries (the "Company") as of December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Bally's Grand, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 were audited by other auditors whose report dated February 7, 1996, expressed an unqualified opinion on those financial statements.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bally's Grand, Inc. and subsidiaries as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
January 16, 1997

                              BALLY'S GRAND, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1996       1995
                                                                                               ---------  ---------
                                                      ASSETS
Current assets:
  Cash and equivalents.......................................................................  $ 115,893  $  64,750
  Marketable securities, at fair value (Hilton Hotels Corporation common stock in 1996)......     38,069      1,781
  Receivables--
    Casino and hotel, less allowances of $4,947 and $5,862...................................     15,007     11,474
    Other....................................................................................      2,399      1,179
                                                                                               ---------  ---------
                                                                                                  17,406     12,653
  Income taxes receivable from Bally Entertainment Corporation...............................         --         88
  Inventories................................................................................      2,895      3,506
  Deferred income taxes......................................................................      7,128      6,678
  Other current assets.......................................................................      3,804      3,135
                                                                                               ---------  ---------
      Total current assets...................................................................    185,195     92,591

Property and equipment, at cost:
  Land.......................................................................................     39,684     66,216
  Buildings and improvements.................................................................    316,273    308,606
  Furniture, fixtures and equipment..........................................................     87,183     79,356
  Construction in progress...................................................................      2,714      3,273
                                                                                               ---------  ---------
                                                                                                 445,854    457,451
  Accumulated depreciation...................................................................     70,440     48,010
                                                                                               ---------  ---------
      Net property and equipment.............................................................    375,414    409,441
Other assets.................................................................................     16,628     16,055
                                                                                               ---------  ---------
                                                                                               $ 577,237  $ 518,087
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................................................  $  13,170  $  13,613
  Income taxes payable to Hilton Hotels Corporation..........................................      8,832         --
  Accrued liabilities--
    Payroll and benefit-related..............................................................     15,114     13,624
    Unredeemed chips and race and sports book-related........................................      5,610      4,081
    Other....................................................................................     10,395      8,875
                                                                                               ---------  ---------
      Total current liabilities..............................................................     53,121     40,193

Long-term debt...............................................................................    315,000    315,000
Deferred income taxes........................................................................     88,464     84,838
Other long-term liabilities..................................................................      2,070        761
Stockholders' equity:
  Preferred stock, $1.00 par value; 10,000,000 shares authorized; none issued................         --         --
  Common stock, $.01 par value; 40,000,000 shares authorized; 10,646,285
    and 10,600,000 shares issued.............................................................        106        106
  Additional paid-in capital.................................................................    102,543     82,408
  Retained earnings..........................................................................     41,268     20,116
  Common stock in treasury, 2,159,506 and 2,159,506 shares at cost...........................    (25,335)   (25,335)
                                                                                               ---------  ---------
      Total stockholders' equity.............................................................    118,582     77,295
                                                                                               ---------  ---------
                                                                                               $ 577,237  $ 518,087
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                            See accompanying notes.

                              BALLY'S GRAND, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1996        1995        1994
                                                                             ----------  ----------  ----------
Revenues:
  Casino...................................................................  $  156,512  $  137,493  $  134,612
  Rooms....................................................................      64,373      59,631      58,593
  Food and beverage........................................................      43,892      41,500      37,587
  Other....................................................................      49,053      44,889      41,132
                                                                             ----------  ----------  ----------
                                                                                313,830     283,513     271,924
Costs and expenses:
  Casino...................................................................      83,169      77,972      74,689
  Rooms....................................................................      19,419      18,593      19,760
  Food and beverage........................................................      38,423      37,981      36,714
  Other operating expenses.................................................      50,197      49,548      47,352
  Selling, general and administrative......................................      33,707      32,720      32,034
  Depreciation and amortization............................................      26,438      24,419      21,106
                                                                             ----------  ----------  ----------
                                                                                251,353     241,233     231,655
                                                                             ----------  ----------  ----------
Operating income...........................................................      62,477      42,280      40,269
Gain on sales of marketable securities.....................................         278         461      11,806
Interest expense...........................................................     (33,507)    (32,654)    (32,508)
                                                                             ----------  ----------  ----------
Income before income taxes.................................................      29,248      10,087      19,567
Provision for income taxes.................................................      (6,231)     (3,702)     (6,850)
                                                                             ----------  ----------  ----------
Net income.................................................................  $   23,017  $    6,385  $   12,717
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Net income per common and common equivalent share..........................  $     2.58  $      .72  $     1.29
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Average common and common equivalent shares outstanding....................   8,906,707   8,824,105   9,892,439
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

                            See accompanying notes.

                              BALLY'S GRAND, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                             SHARES OF COMMON
                                                   STOCK                   ADDITIONAL               COMMON
                                           ---------------------  COMMON    PAID-IN     RETAINED   STOCK IN     UNEARNED
                                             ISSUED    TREASURY   STOCK     CAPITAL     EARNINGS   TREASURY   COMPENSATION
                                           ----------  ---------  ------   ----------   --------   ---------  ------------
Balance at December 31, 1993.............  10,600,000      8,000   $106     $ 82,408    $ 1,079    $    (101)   $(2,458)
  Net income.............................          --         --     --           --     12,717           --         --
  Change in unrealized gain/loss on
    available-for-sale securities........          --         --     --           --        120           --         --
  Purchases of common stock..............          --  1,439,681     --           --         --      (17,080)        --
  Forfeitures of common stock for
    incentive stock plan, net of
    issuances............................          --     29,800     --           --         --         (427)       427
  Amortization of unearned
    compensation.........................          --         --     --           --         --           --        995
                                           ----------  ---------  ------   ----------   --------   ---------  ------------
Balance at December 31, 1994.............  10,600,000  1,477,481    106       82,408     13,916      (17,608)    (1,036)
  Net income.............................          --         --     --           --      6,385           --         --
  Change in unrealized gain/loss on
    available-for-sale securities........          --         --     --           --       (185)          --         --
  Purchases of common stock..............          --    676,900     --           --         --       (7,663)        --
  Forfeiture of common stock for
    incentive stock plan.................          --      5,125     --           --         --          (64)        64
  Amortization of unearned
    compensation.........................          --         --     --           --         --           --        972
                                           ----------  ---------  ------   ----------   --------   ---------  ------------
Balance at December 31, 1995.............  10,600,000  2,159,506    106       82,408     20,116      (25,335)        --
  Net income.............................          --         --     --           --     23,017           --         --
  Excess of sales price over historical
    basis of subsidiary sold to Bally
    Entertainment Corporation............          --         --     --       19,672         --           --         --
  Change in unrealized gain/loss on
    available-for-sale securities........          --         --     --           --     (1,865)          --         --
  Exercise of warrants...................      46,285         --     --          463         --           --         --
                                           ----------  ---------  ------   ----------   --------   ---------  ------------
Balance at December 31, 1996.............  10,646,285  2,159,506   $106     $102,543    $41,268    $ (25,335)   $    --
                                           ----------  ---------  ------   ----------   --------   ---------  ------------
                                           ----------  ---------  ------   ----------   --------   ---------  ------------


                                               TOTAL
                                           STOCKHOLDERS'
                                              EQUITY
                                           -------------
Balance at December 31, 1993.............    $ 81,034
  Net income.............................      12,717
  Change in unrealized gain/loss on
    available-for-sale securities........         120
  Purchases of common stock..............     (17,080)
  Forfeitures of common stock for
    incentive stock plan, net of
    issuances............................          --
  Amortization of unearned
    compensation.........................         995
                                           -------------
Balance at December 31, 1994.............      77,786
  Net income.............................       6,385
  Change in unrealized gain/loss on
    available-for-sale securities........        (185)
  Purchases of common stock..............      (7,663)
  Forfeiture of common stock for
    incentive stock plan.................          --
  Amortization of unearned
    compensation.........................         972
                                           -------------
Balance at December 31, 1995.............      77,295
  Net income.............................      23,017
  Excess of sales price over historical
    basis of subsidiary sold to Bally
    Entertainment Corporation............      19,672
  Change in unrealized gain/loss on
    available-for-sale securities........      (1,865)
  Exercise of warrants...................         463
                                           -------------
Balance at December 31, 1996.............    $118,582
                                           -------------
                                           -------------

                            See accompanying notes.

                              BALLY'S GRAND, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     Years ended December 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
OPERATING:
  Net income..................................................................  $   23,017  $    6,385  $   12,717
  Adjustments to reconcile to cash provided--
    Depreciation and amortization.............................................      26,438      24,419      21,106
    Amortization included in interest expense.................................         938         937         939
    Provision for doubtful receivables........................................       2,086       2,002       3,149
    Deferred income taxes.....................................................       1,973       3,056       6,850
    Gain on sales of marketable securities....................................        (278)       (461)    (11,806)
    Change in operating assets and liabilities................................        (403)     (1,292)     (4,641)
    Other, net................................................................          27      (1,075)       (286)
                                                                                ----------  ----------  ----------
      Cash provided by operating activities...................................      53,798      33,971      28,028

INVESTING:
  Proceeds from sale of subsidiary to Bally Entertainment Corporation.........      17,500          --          --
  Purchases and construction of property and equipment........................     (20,160)    (44,502)    (34,896)
  Increase (decrease) in construction-related liabilities.....................      (1,184)      1,117          73
  Purchases of marketable securities..........................................          --     (19,979)    (16,352)
  Net proceeds from sales of marketable securities............................       2,209      19,549      27,168
  Advance to nonconsolidated venture..........................................          --      (3,000)         --
  Other, net..................................................................        (253)        492          63
                                                                                ----------  ----------  ----------
      Cash used in investing activities.......................................      (1,888)    (46,323)    (23,944)

FINANCING:
  Debt transactions--
    Debt issuance costs.......................................................          --          --        (434)
                                                                                ----------  ----------  ----------
      Cash used in debt transactions..........................................          --          --        (434)
  Equity transactions--
    Purchases of common stock for treasury....................................      (1,230)     (9,257)    (14,256)
    Proceeds from exercise of warrants........................................         463          --          --
                                                                                ----------  ----------  ----------
      Cash used in financing activities.......................................        (767)     (9,257)    (14,690)
                                                                                ----------  ----------  ----------
Increase (decrease) in cash and equivalents...................................      51,143     (21,609)    (10,606)
Cash and equivalents, beginning of year.......................................      64,750      86,359      96,965
                                                                                ----------  ----------  ----------
Cash and equivalents, end of year.............................................  $  115,893  $   64,750  $   86,359
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                            See accompanying notes.

                              BALLY'S GRAND, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                                                      Years ended December 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
SUPPLEMENTAL CASH FLOWS INFORMATION

  Changes in operating assets and liabilities, net of effects from the sale of subsidiary to Bally Entertainment Corporation, were as follows:
      Increase in receivables....................................................  $  (5,978) $  (1,895) $  (4,393)
      (Increase) decrease in income taxes receivable from Bally Entertainment
        Corporation..............................................................         88        (88)        --
      (Increase) decrease in inventories, other current assets and other
        assets...................................................................       (294)      (758)     1,097
      Increase (decrease) in accounts payable, payable to brokers, accrued
        liabilities and other long-term liabilities..............................      6,373      1,449     (1,345)
      Decrease in income taxes payable to Hilton Hotels Corporation..............       (592)        --         --
                                                                                   ---------  ---------  ---------
                                                                                   $    (403) $  (1,292) $  (4,641)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

  Operating activities include cash payments for interest, income taxes and reorganization items as follows:
      Interest paid..............................................................  $  32,716  $  32,682  $  31,592
      Interest capitalized.......................................................       (139)      (888)    (1,112)
      Income taxes paid (net of refunds).........................................      4,762        734         --
      Reorganization items--
        Payments for prepetition liabilities, professional fees and other
          expenses...............................................................        168        325      2,178

  Investing and financing activities exclude the following non-cash transactions:
      Bally Entertainment Corporation common stock (subsequently converted into
        Hilton Hotels Corporation common stock) received upon sale of subsidiary
        to Bally Entertainment Corporation.......................................  $  40,000  $      --  $      --
      Purchases of marketable securities on margin (including unsettled purchases
        in 1994).................................................................         --      4,153     21,620
      Sales of margined marketable securities (including unsettled sales in
        1994)....................................................................         --      9,185     16,764
      Unsettled treasury stock purchases.........................................         --      1,230      2,824
      Forfeitures of common stock for incentive stock plan, net of issuances.....         --        (64)      (427)

                            See accompanying notes.

                              BALLY'S GRAND, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    Bally's Grand, Inc. (the "Company"), is incorporated in Delaware and was a wholly owned subsidiary of Bally Entertainment Corporation ("BEC"), an operator of casinos and casino hotel resorts formerly known as Bally Manufacturing Corporation, until the consummation of the Company's plan of reorganization on August 20, 1993. Through purchases in the open market and in privately negotiated transactions subsequent to the consummation of the Company's reorganization, BEC reacquired a majority equity interest in the Company. On December 18, 1996, BEC was merged with and into Hilton Hotels Corporation ("Hilton"), an owner and operator of full service hotels and hotel-casinos, pursuant to a merger agreement dated June 6, 1996, as amended (the "Merger"). Pursuant to the merger agreement between BEC and Hilton, Hilton issued 54,692,087 shares of its common stock (including 1,457,195 shares issued to the Company) and 14,832,300 shares of Hilton Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock to BEC's shareholders as consideration. As a result of the Merger, Hilton owned approximately 84% (78% on a fully diluted basis) of the outstanding common stock of the Company as of December 31, 1996.

    The Company owns and operates the casino hotel resort in Las Vegas, Nevada known as "Bally's Las Vegas." The Company operates in one industry segment and all significant revenues arise from its casino and supporting hotel operations. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Unless otherwise specified in the text, references to the Company include the Company and its subsidiaries.

    The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which require the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates. In addition, certain reclassifications have been made to prior years' financial statements to conform with the 1996 presentation.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

MARKETABLE SECURITIES

    Marketable securities consist of 1,457,195 shares of Hilton common stock at December 31, 1996, and common stock and debt securities of other publicly traded companies at December 31, 1995. These securities are considered available-for-sale securities and are carried at fair value with the change in unrealized gains or losses generally reported net of tax, as a credit or charge to retained earnings. A summary of available-for-sale securities held is as follows:

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1996       1995
                                                                                     ---------  ---------
Cost...............................................................................  $  40,000  $   1,881
Gross unrealized gains.............................................................         --        240
Gross unrealized losses............................................................      1,931        340

                              BALLY'S GRAND, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

    The cost of securities sold is determined on the specific identification method. Gross realized gains and losses on available-for-sale securities is as follows:

                                                                             YEARS ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                            1996       1995       1994
                                                                          ---------  ---------  ---------
Gross realized gains....................................................  $     870  $     851  $  11,884
Gross realized losses...................................................        592        390         78

INVENTORIES

    Inventories of provisions and supplies are stated at the lower of cost (first-in, first-out basis) or market, which approximates replacement cost.

PROPERTY AND EQUIPMENT

    Depreciation is provided on the straight-line method over the estimated economic lives of the related assets. Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $26,438, $23,447 and $20,111, respectively.

DEFERRED FINANCE COSTS

    Deferred finance costs are amortized over the terms of the related debt using the bonds outstanding method. Included in "Other assets" at December 31, 1996 and 1995 were deferred finance costs of $6,566 and $7,504, respectively, net of accumulated amortization of $2,814 and $1,876, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's financial instruments approximates their recorded book values at December 31, 1996 and 1995, except for the Company's long-term debt, the fair market value of which based on quoted market prices was approximately $352,000 and $322,000 at December 31, 1996 and 1995, respectively. The fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange.

REVENUE RECOGNITION

    Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Revenues exclude the retail value of complimentary food, beverages and hotel services furnished to customers, which were $33,880, $30,775 and $27,755 for the years ended December 31, 1996, 1995 and 1994, respectively. The estimated costs of providing such complimentary services, which are classified as casino expenses through interdepartment allocations from the departments granting the services, were as follows:

                                                                            YEARS ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
Rooms..................................................................  $   5,688  $   5,535  $   5,135
Food and beverage......................................................     11,819     10,785     10,788
Other..................................................................      1,605      1,743      1,776
                                                                         ---------  ---------  ---------
                                                                         $  19,112  $  18,063  $  17,699
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

                              BALLY'S GRAND, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

INCOME TAXES

    For the period from January 1, 1994 through March 21, 1995 (the date BEC's ownership percentage of outstanding common stock of the Company reached 80%), the Company filed its own separate consolidated federal income tax return. For the period from March 22, 1995 to December 18, 1996, taxable income or loss of the Company is included in the consolidated federal income tax return of BEC. For periods subsequent to December 18, 1996, taxable income or loss of the Company is included in the consolidated federal income tax return of Hilton. Under a tax sharing arrangement between BEC (Hilton after the Merger) and the Company, income taxes are allocated to the Company based on amounts the Company would pay or receive if it filed a separate consolidated federal income tax return. Payments to BEC/Hilton for tax liabilities are due at such time and in such amounts as payments would be required to be made to the Internal Revenue Service. Payments from BEC/Hilton for tax benefits are due at the time BEC/Hilton files the applicable consolidated federal income tax return.

CASINO LICENSING

    In 1986, the Nevada Gaming Commission granted a casino license to the Company's subsidiary that operates the Bally's Las Vegas casino. A Nevada casino license is not transferable and requires the periodic payment of fees.

WARRANTS

    At December 31, 1996, warrants (the "Warrants") to purchase 706,403 shares of Common Stock at an exercise price of $10.00 per share were outstanding. The Warrants are exercisable anytime through August 2000. The number of shares issuable upon the exercise of the Warrants and the exercise price are subject to adjustment to protect the Warrants against dilution.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

    Earnings per common and common equivalent share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Common stock equivalents, which represent the dilutive effect of the assumed exercise of the Warrants, increased the weighted average number of shares outstanding by 465,384 and 224,745 shares in 1996 and 1995, respectively. The assumed exercise of the Warrants was not applicable in 1994.

LONG-TERM DEBT

    The Company's $315,000 principal amount of 10 3/8% First Mortgage Notes due 2003 (the "Notes") are not subject to any sinking fund requirement, but may be redeemed beginning December 1998, in whole or in part, with premiums ranging from 5.19% in 1998 to zero in 2001 and thereafter. The Notes are secured by a first priority lien on the fee interests in the approximately thirty-acre site comprising Bally's Las Vegas and by a security interest in certain personal property of the Company, which together had a net book value of approximately $363,971 at December 31, 1996.

    In October 1996, Hilton announced an offer to purchase for cash any and all of the Notes (the "Tender Offer") and a solicitation of consents to proposed amendments to the indenture for the Notes (the "Consent Solicitation"). In connection therewith, Hilton purchased $312,219 principal amount of the Notes in December 1996 at a premium of 12.4% (10.4% for the Tender Offer and 2% for the Consent Solicitation). Because Hilton received consents for at least a majority of the principal amount of the Notes,

                              BALLY'S GRAND, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

certain restrictive covenants and events of default and related provisions contained in the indenture governing the Notes were eliminated.

INCOME TAXES

    The provision for income taxes applicable to income before income taxes consists of the following:

                                                                                YEARS ENDED DECEMBER 31,
                                                                             -------------------------------
                                                                               1996       1995       1994
                                                                             ---------  ---------  ---------
Current (all federal)......................................................  $   4,258  $     646  $      --
Deferred (all federal).....................................................      1,973      3,056      6,850
                                                                             ---------  ---------  ---------
                                                                             $   6,231  $   3,702  $   6,850
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial accounting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities, along with their classification, are as follows:

                                                                DECEMBER 31, 1996       DECEMBER 31, 1995
                                                              ----------------------  ----------------------
                                                               ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                              ---------  -----------  ---------  -----------
Expenses which are not currently deductible for tax
  purposes:
    Bad debts...............................................  $   1,732   $      --   $   3,118   $      --
    Other...................................................      5,618          --       4,429          --
Depreciation and capitalized costs..........................         --      81,943          --      82,988
Tax loss carryforwards......................................         --          --       4,158          --
Basis difference of land....................................         --          --       1,140          --
Other.......................................................         --       6,743          --       6,877
                                                              ---------  -----------  ---------  -----------
                                                                  7,350   $  88,686      12,845   $  89,865
                                                                         -----------             -----------
                                                                         -----------             -----------
Valuation allowance (related to basis difference of land)...         --                  (1,140)
                                                              ---------               ---------
                                                              $   7,350               $  11,705
                                                              ---------               ---------
                                                              ---------               ---------

Current.....................................................  $   7,128   $      --   $   6,678   $      --
Long-term...................................................        222      88,686       5,027      89,865
                                                              ---------  -----------  ---------  -----------
                                                              $   7,350   $  88,686   $  11,705   $  89,865
                                                              ---------  -----------  ---------  -----------
                                                              ---------  -----------  ---------  -----------

                              BALLY'S GRAND, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

    A reconciliation of the provision for income taxes with amounts determined by applying the U.S. statutory tax rate to income before income taxes is as follows:

                                                                               YEARS ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1996       1995       1994
                                                                            ---------  ---------  ---------
Provision at U.S. statutory rate (35%)....................................  $  10,237  $   3,530  $   6,848
Compensation for income tax purposes associated with options to purchase
  BEC common stock........................................................     (2,658)        --         --
Elimination of valuation allowance no longer required.....................     (1,140)        --         --
Other, net................................................................       (208)       172          2
                                                                            ---------  ---------  ---------
Provision for income taxes................................................  $   6,231  $   3,702  $   6,850
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

TRANSACTIONS WITH BEC/HILTON

    In August 1996, the Company sold Paris Casino Corp. (an indirect wholly owned subsidiary that owns 24 acres of land next to Bally's Las Vegas upon which the Paris Casino-Resort is planned to be developed) to BEC for consideration having an aggregate value of $57,500 ($17,500 in cash and 1,457,195 shares of BEC common stock which were converted into 1,457,195 shares of Hilton common stock in the Merger). In addition, BEC reimbursed the Company for Paris Casino-Resort development costs incurred to date and certain transaction-related costs, and granted the Company certain operating considerations pursuant to a shared facilities agreement. The transaction was negotiated and approved by an independent Special Committee of the Board of Directors of the Company. The Special Committee retained independent legal counsel and financial advisors in connection with the evaluation and negotiation of the transaction. For financial accounting purposes, because BEC owned approximately 85% of the outstanding common stock of the Company at that time, the excess of the sales price over the historical net book value of Paris Casino Corp. (net of income taxes of $10,593) was accounted for as an increase to stockholders' equity.

    In August 1993, the Company, BEC and Bally's Grand Management Co., Inc. (the "Manager"), a Nevada corporation and a wholly owned subsidiary of BEC (Hilton after the Merger), entered into a management agreement (the "Management Agreement") whereby the Manager provides management services to the Company and BEC/Hilton licenses the use of the "Bally" name and certain computer software to the Company for a $3,000 annual management fee. The initial term of the Management Agreement is ten years. In addition, certain of the Company's insurance coverage was obtained by BEC pursuant to corporate-wide programs and BEC charged the Company its proportionate share of the respective insurance premiums, which totalled $918, $1,173 and $1,118 for the years ended December 31, 1996, 1995 and 1994, respectively.

    Certain officers and key employees of the Company participated in the 1989 Incentive Plan of BEC, pursuant to which BEC granted these individuals options (generally becoming exercisable in three equal annual installments commencing one year after the date of grant) to purchase BEC common stock at a price equal to the fair market value of the stock at the date of each grant. In connection with the Merger, all options to purchase BEC common stock outstanding on December 18, 1996 were settled for an amount in cash equal to $28.425 per share less the exercise price per share. The "option settlement price" was determined based on a formula set forth in the agreement governing the Merger which was related to the consideration received by BEC stockholders for each share of BEC common stock they owned prior to the

                              BALLY'S GRAND, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Merger. No expense has been recorded by the Company for financial accounting purposes in connection with this plan.

RETIREMENT PLANS

    The Company made payments of $3,341, $3,182 and $3,152 for the years ended December 31, 1996, 1995 and 1994, respectively, under the terms of various collective bargaining agreements with unions to provide pension benefits for covered employees.

    The Company has defined contribution plans that provide retirement benefits for eligible non-union employees. Eligible employees may elect to participate by contributing a percentage of their pre-tax earnings to the plans. Employee contributions to the savings plans, up to certain limits, are matched in various percentages by the Company. The Company's contribution expense related to these plans totalled $1,641, $1,510 and $1,550 for the years ended December 31, 1996, 1995 and 1994, respectively.

STOCK PLAN

    The Company issued 600,000 shares of Common Stock in 1993 under an incentive stock award plan for the benefit of its officers (the "Incentive Stock Plan"), which is administered by the Manager. The Incentive Stock Plan provides for the grant of stock awards to participants for no cash consideration. As part of its administrative functions, the Manager determines, among other things, the persons who are to receive stock awards, the number of shares to be awarded and the terms and conditions applicable to the awards. Of the 600,000 shares issued, 300,000 shares were awarded through an outright grant and 300,000 shares were awarded subject to certain restrictions and forfeiture if the participant's employment with the Company terminated before the restrictions lapsed (forfeitures occurred in 1995, 1994 and 1993). The restrictions applicable to these 300,000 shares lapsed as to approximately one-third of the shares awarded on each of December 31, 1993, 1994 and 1995, and the Company acquired 76,900 and 180,175 of these shares at their fair market value during 1995 and 1994, respectively. The fair value of restricted shares awarded was recorded as unearned compensation and amortized to expense over the period the restrictions lapsed. Pursuant to the Incentive Stock Plan, forfeited shares are available to be awarded again. As of December 31, 1996, there were 42,925 shares of Common Stock available for award under the Incentive Stock Plan.

LITIGATION

    Two derivative actions purportedly brought on behalf of the Company against its directors and BEC, one commenced in October 1995 and the other in September 1996, were consolidated under the caption IN RE: BALLY'S GRAND DERIVATIVE LITIGATION in the Court of Chancery of the State of Delaware, in and for New Castle County. The consolidated complaint alleges breaches of fiduciary duty and waste of corporate assets in connection with certain actions including the sale by the Company to BEC of the capital stock of Paris Casino Corp. (the "Paris Transaction"), alleged improper delegation of duties by the Company's Board of Directors by virtue of the Management Agreement, the Manager's designation pursuant to the Management Agreement of recipients awarded Common Stock pursuant to the Incentive Stock Plan, purchases of Common Stock by the Company and BEC, and a consulting agreement entered into by the Company with Arveron Investments L.P. in connection with the Company's investments in publicly-traded securities and certain repurchases of Common Stock. The plaintiffs seek, among other things: (i) rescission of the Paris Transaction, (ii) a declaration that the Management Agreement is unlawful, (iii) an accounting of damages to the Company and profits to defendants as a result of the transactions complained of, (iv) an accounting

                              BALLY'S GRAND, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

for purchases of Common Stock by the Company and BEC, and (v) costs and expenses including reasonable attorneys' fees. A third derivative action purportedly brought on behalf of the Company against its directors, BEC, the Manager and Hilton was commenced in November 1996 under the caption TOWER INVESTMENT GROUP, INC., ET AL. V. BALLY'S GRAND, INC., ET AL. in the Court of Chancery of the State of Delaware, in and for New Castle County. The complaint alleges breach of fiduciary duty and waste of corporate assets by the Company's directors and BEC in connection with the Paris Transaction, aiding and abetting by Hilton of the breaches of fiduciary duty and waste by the Company's directors and BEC, fraud, willful misconduct or gross negligence by BEC and the Manager in connection with the Management Agreement, breach of fiduciary duty by the Company's directors in connection with purchases of Common Stock by BEC while in possession of material inside information concerning the Company's earnings, breach of fiduciary duty by BEC in connection with alleged threats to abuse its controlling interest in the Company, and violation by the Company's directors and BEC of Section 203 of the Delaware General Corporation Law in connection with the Paris Transaction. The plaintiffs seek, among other things: (i) rescission of the Paris Transaction, (ii) termination of the Management Agreement, (iii) appointment of a custodian to manage the Company's affairs, (iv) compensatory damages, (v) an order enjoining BEC and Hilton from conveying the Paris Casino-Resort, (vi) disgorgement by BEC and Hilton of the profits of the Paris Casino-Resort, (vii) disgorgement by Arthur M. Goldberg of all payments, warrants and interests received in connection with the Merger, and (viii) disgorgement by BEC of profits earned from any transactions in shares of the Common Stock based upon material inside information. This action has been consolidated with the original consolidated action under the caption IN RE: BALLY'S GRAND, INC. SHAREHOLDERS LITIGATION. The defendants believe the complaints are without merit and, although the outcome of litigation is sometimes difficult to predict, management believes the resolution of said complaints will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

    The Company is involved in various other claims and lawsuits incidental to its business, including claims arising from accidents at its casino. In the opinion of management, the Company is adequately insured against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    In connection with the Merger, the Manager recommended the Company engage Arthur Andersen LLP (Hilton's independent auditors) so as to provide uniformity in certifying public accountants. On December 31, 1996, after review by the Audit Committee of the Company, the Board of Directors of the Company unanimously approved the engagement of Arthur Andersen LLP as its independent auditors for the fiscal year ending December 31, 1996 to replace the firm of Ernst & Young LLP, who were dismissed as auditors of the Company on that date.

    The reports of Ernst & Young LLP on the Company's financial statements for each of the two fiscal years ended December 31, 1995 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995 and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report.

PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    Set forth below is certain information with respect to the persons who are members of the Board of Directors or executive officers of the Company at December 31, 1996. None of the directors or executive officers listed below is related to any other such director or executive officer.

DIRECTORS OF THE REGISTRANT

    Arthur M. Goldberg was elected Chairman of the Board of Directors of the Company in August 1992 and has been its Chief Executive Officer since September 1992. Mr. Goldberg was President of the Company from August 1992 through May 1994. Mr. Goldberg has served as Chairman of the Board of Directors, President, Chief Executive Officer and Secretary of the Manager since September 1992; Chairman of the Board of Directors and Chief Executive Officer of BEC between October 1990 and December 1996; President of BEC between January 1993 and December 1996; and Chairman of the Board of Directors, President and Chief Executive Officer of Casino Holdings since June 1993. In addition, Mr. Goldberg serves as Executive Vice President, President-Gaming Division and a director of Hilton; Chairman of the Board of Directors and Chief Executive Officer of GNOC, CORP. and Bally's Park Place, Inc. (both of which are subsidiaries of Hilton); Chairman of the Board of Directors of Bally Total Fitness Holding Corporation; as well as Chairman of the Board of Directors, President and Chief Executive Officer of Di Giorgio Corporation and a director of White Rose Foods, Inc. (food distributors) since February 1990. Mr. Goldberg is also a director of First Union Corporation (a financial services company) and Managing Partner of Arveron Investments, L.P. (an investment partnership). Mr. Goldberg is 55 years of age.

    Jay Burnham was elected a director of the Company in August 1993. Mr. Burnham has been a Vice President of DDJ Capital Management, LLC (a diversified investment management firm) since March 1996. From January 1995 until March 1996, Mr. Burnham served as an investment advisor with Libra Investments (a diversified investment management firm). From June 1990 until he joined Libra Investments, Mr. Burnham performed investment analyst management for Paul D. Sonz Partners (a diversified investment management firm). Mr. Burnham is also a director of Live Entertainment, Inc. (a distributor of motion pictures and home videos). Mr. Burnham is 34 years of age.

    J. Kenneth Looloian was elected a director of the Company in October 1995. Mr. Looloian is an Executive Vice President of Di Giorgio Corporation, a former partner in Arveron Investments, L.P. and a former Executive Vice President of International Controls Corporation. Mr. Looloian is also a director of Bally Total Fitness Holding Corporation, Casino Holdings, Bally's Park Place, Inc. and GNOC, CORP. Mr. Looloian is 74 years of age.

    Darrell A. Luery was elected a director of the Company in October 1995. Mr. Luery has been President of the Company since May 1994 and its Chief Operating Officer since September 1992. Mr. Luery served as Senior Vice President of the Company from August 1989 through May 1994. Mr. Luery has served as President and Chief Operating Officer of Grand Resorts, Inc. since July 1990 and Senior Vice President and Chief Operating Officer of Grand Reservation Services, Inc. since July 1990. Mr. Luery is also a director of American Bank of Commerce. Mr. Luery is 56 years of age.

    Jack L. McDonald was elected a director of the Company in August 1993. Mr. McDonald has served as a director of Amre, Inc. (a home improvements company) since April 1992, a director of Triangle Pacific Inc. (a wood products company) since June 1992, a director of U.S. Homes, Inc. (a home building company) since June 1993 and a director of American Homestar Corporation (a mobile home manufacturer) since October 1994. Mr. McDonald is 63 years of age.

    Nicholas H. Politan, Jr. was elected a director of the Company in October 1995. Mr. Politan has been Chief Financial Officer of Kenetech Corp. (a developer of energy systems) since April 1996. From April 1995 until March 1996, Mr. Politan served as Vice President of Kenetech Energy Systems, Inc. and from October 1992 until April 1995, Mr. Politan was Counsel for Kenetech Energy Systems, Inc. From September 1986 until he joined Kenetech Energy Systems, Inc., Mr. Politan was an attorney with Heller, Ehrman, White and McAuliffe (a law firm). Mr. Politan is a Vice President of Kenetech Windpower, Inc., a wholly-owned subsidiary of Kenetech Corp. which filed for protection under Chapter 11 of the United States Bankruptcy Code in May 1996. Mr. Politan is 35 years of age.

EXECUTIVE OFFICERS OF THE REGISTRANT

    Information with respect to Arthur M. Goldberg and Darrell A. Luery, executive officers who are also directors of the Company, is set forth above. Certain information with respect to other executive officers of the Company at December 31, 1996 is as follows:

    David Arrajj was elected Vice President, General Counsel of the Company in March 1995. From May 1988 to February 1995, Mr. Arrajj served as a Deputy Attorney General with the New Jersey Division of Gaming Enforcement. Mr. Arrajj is 49 years of age.

    Jerry A. Blumenshine was elected Vice President and Chief Financial Officer of the Company in September 1992 and served in that capacity until January 17, 1997, when Mr. Blumenshine's employment with the Company terminated. From August 1987 to September 1992, Mr. Blumenshine served as Vice President-Finance of the Company. Mr. Blumenshine is 57 years of age.

    William D. Harrold was elected Executive Vice President of the Company in July 1995. From August 1992 to July 1995, Mr. Harrold served as Senior Vice President-Marketing of the Company and from April 1990 to August 1992, he served as its Vice President-Customer Development. Mr. Harrold is 52 years of age.

    Lee S. Hillman was elected Vice President-Administration of the Company in August 1993 and served in that capacity until February 3, 1997, when Mr. Hillman's employment with the Company terminated. Mr. Hillman served as Executive Vice President, Treasurer and Chief Financial Officer of the Manager between September 1992 and January 1997; Chief Financial Officer and Treasurer of BEC between November 1991 and December 1996; Executive Vice President of BEC between August 1992 and December 1996; and Executive Vice President, Chief Financial Officer and a director of Casino Holdings between June 1993 and January 1997. In addition, Mr. Hillman is President, Chief Executive Officer and a director of Bally Total Fitness Holding Corporation. From October 1989 to April 1991, Mr. Hillman served as a partner with the accounting firm of Ernst & Young LLP. Mr. Hillman is 41 years of age.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    The Company is required to identify any director or executive officer who failed to file, on a timely basis, with the Securities and Exchange Commission (the "Commission") a required report relating to ownership and changes in ownership of the Company's equity securities. The Company believes that during 1996, the directors and executive officers of the Company complied with all such filing requirements.

ITEM 11.  EXECUTIVE COMPENSATION

    The following table sets forth, for each of the years indicated, the compensation paid by the Company to its Chief Executive Officer during 1996, the four other most highly compensated executive officers of the Company as of December 31, 1996 and the Company's former Senior Vice President-Hotel Operations and Vice President-Human Resources (collectively, the "Named Executive Officers"). During these years, the Named Executive Officers were compensated in accordance with the plans and policies of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                          ANNUAL COMPENSATION                AWARDS
                                                ---------------------------------------  ---------------
                                                                          OTHER ANNUAL     SECURITIES       ALL OTHER
                                                                          COMPENSATION     UNDERLYING     COMPENSATION
    NAME AND PRINCIPAL POSITION        YEAR     SALARY ($)    BONUS ($)      ($) (1)     OPTIONS (#) (2)       ($)
-----------------------------------  ---------  -----------  -----------  -------------  ---------------  -------------
Arthur M. Goldberg(3)                     1996          --           --             --             --               --
  Chairman of the Board of                1995          --           --             --             --               --
  Directors and Chief                     1994          --           --             --             --               --
  Executive Officer

Darrell A. Luery                          1996     567,000      300,000             --             --           76,513(4)
  President and Chief                     1995     558,000      283,500             --         25,000           67,468
  Operating Officer                       1994     540,000      270,000             --         75,000           39,351

William D. Harrold                        1996     246,154      150,000             --             --           42,699(5)
  Executive Vice President                1995     217,885      103,500             --          8,250           26,505
                                          1994     186,250       75,000             --         25,000           19,620

David Arrajj(6)                           1996     128,173       73,000             --             --           19,514(7)
  Vice President, General                 1995     108,173       23,000         79,936(8)           --           1,153
  Counsel                                 1994          --           --             --             --               --

Jerry A. Blumenshine(9)                   1996     140,000       56,000             --             --           24,125(10)
  Former Vice President and               1995     184,231       56,000             --          7,500           26,082
  Chief Financial Officer                 1994     183,654       75,000             --         25,000           22,909

Paul Contesse(11)                         1996     238,846           --             --             --           29,138(12)
  Former Senior Vice                      1995     198,077       80,000             --          8,250           27,294
  President--Hotel Operations             1994     187,115       75,000             --         25,000           22,565

Robert A. Ostrovsky(13)                   1996     225,986           --             --             --           22,850(14)
  Former Vice President--                 1995     175,000       60,000             --          7,500           20,394
  Human Resources                         1994     160,000       75,000             --         25,000           20,024

------------------------

(1) Certain incidental personal benefits to executive officers of the Company may result from expenses incurred by the Company in the interest of attracting and retaining qualified personnel. These incidental personal benefits made available to executive officers during 1996 are not described herein because the incremental cost to the Company of such benefits is below the Commission disclosure threshold.

(2) Such amounts represent the number of shares of BEC common stock underlying options granted by BEC to each named executive officer.

(3) Mr. Goldberg was the Chairman of the Board of Directors, President and Chief Executive Officer of BEC until December 18, 1996. For serving in such capacities, Mr. Goldberg received from BEC in 1996, 1995 and 1994 aggregate compensation of $18,698,463, $6,203,812 and $3,530,285, respectively. Mr.
    Goldberg was also awarded non-qualified options to purchase 550,000 and 150,000 shares of BEC common stock during 1995 and 1994 respectively. Mr. Goldberg became Executive Vice President, President-Gaming Division and a director of Hilton effective December 19, 1996. For serving in such capacities, Mr. Goldberg received from Hilton in 1996 aggregate compensation of $23,077 and an award of non-qualified options to purchase 600,000 shares of Hilton common stock. BEC and Hilton did not allocate the amount of any compensation paid to Mr. Goldberg as being compensation paid to Mr. Goldberg for services rendered to the Company. In connection with the services provided to the Company by the Manager under the Management Agreement, including the services of Mr. Goldberg, the Company pays the Manager an annual management fee of $3,000,000. See "Certain Relationships and Related Transactions--Transactions with BEC/Hilton and Affiliates".

(4) This total includes (i) $5,225 paid to the Company's 401(k) plan and (ii) $71,288 matched by the Company for Mr. Luery's participation in the BEC Management Retirement Savings Plan (the "Savings Plan"). See "Executive Compensation--Retirement Savings Plans."

(5) This total includes (i) $5,225 paid to the Company's 401(k) plan and (ii) $37,474 matched by the Company for Mr. Harrold's participation in the Savings Plan.

(6) Mr. Arrajj's employment with the Company commenced on February 13, 1995.

(7) This total includes (i) $4,426 paid to the Company's 401(k) plan and (ii) $15,088 matched by the Company for Mr. Arrajj's participation in the Savings Plan.

(8) This total represents the amount paid by the Company for costs associated with Mr. Arrajj's relocation to Las Vegas, Nevada.

(9) Mr. Blumenshine's employment with the Company terminated on January 17,
    1997.

(10) This total includes (i) $5,225 paid to the Company's 401(k) plan and (ii) $18,900 matched by the Company for Mr. Blumenshine's participation in the Savings Plan.

(11) Mr. Contesse's employment with the Company terminated on June 3, 1996.

(12) This total includes (i) $5,225 paid to the Company's 401(k) plan and (ii) $23,913 matched by the Company for Mr. Contesse's participation in the Savings Plan.

(13) Mr. Ostrovsky's employment with the Company terminated on December 31,
    1996.

(14) This total includes (i) $5,225 paid to the Company's 401(k) plan and (ii) $17,625 matched by the Company for Mr. Ostrovsky's participation in the Savings Plan.

STOCK OPTION AND SAR GRANTS

    There were no grants during 1996 of stock options or SARs by BEC or Hilton to any of the Named Executive Officers other than to Arthur M. Goldberg. Mr. Goldberg became Executive Vice President, President-Gaming Division and a director of Hilton effective December 19, 1996. For serving in such capacities, in December 1996 Hilton granted Mr. Goldberg options to purchase 600,000 shares of Hilton common stock at an exercise price of $26.5625 per share, which options expire on December 19, 2001. The aggregate potential realizable value of such options at assumed annualized rates of stock price appreciation of 5% and 10% for the option term is $20,340,000 and $25,668,000, respectively. The potential realizable values represent future opportunity at December 31, 1996 and have not been reduced to present value in 1996 dollars. These dollar amounts are the result of calculations at assumed rates set by the Commission for illustration purposes. These rates are not intended to be a forecast of Hilton's common stock price and are not necessarily indicative of the values that may be realized by Mr. Goldberg. The potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 5 year term of the options. For example, in order for Mr. Goldberg to realize the potential values set forth using the stock price appreciation of 5% and 10%, the price per share of Hilton's common stock would have to be approximately $33.90 and $42.78, respectively.

STOCK OPTION AND SAR EXERCISES

    The following table sets forth certain information concerning exercises of BEC/Hilton stock options and SARs during 1996 by each of the Named Executive Officers and their stock options and SARs outstanding as of December 31, 1996.

         AGGREGATED BEC/HILTON OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                                               NUMBER OF
                                              SHARES                     SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                            ACQUIRED ON      VALUE            UNEXERCISED            IN-THE-MONEY
                                             EXERCISE       RECEIVED        OPTIONS/SARS AT         OPTIONS/SARS AT
                   NAME                         (#)           ($)         FISCAL YEAR-END(#)      FISCAL YEAR-END($)
------------------------------------------  -----------  --------------  ---------------------  -----------------------
Arthur M. Goldberg(2).....................          --               --               --                      --
Darrell A. Luery..........................          --      3,007,500(3)              --                      --
William D. Harrold........................          --      1,043,969(3)              --                      --
David Arrajj..............................          --               --               --                      --
Jerry A. Blumenshine......................       8,334         46,546(4)              --                      --
                                                    --        953,688(3)              --                      --
Paul Contesse.............................      23,334        447,968(4)              --                      --
Robert A. Ostrovsky.......................      18,334        272,260(4)              --                      --
                                                    --        578,207(3)              --                      --

------------------------

(1) In connection with the Merger, all options to purchase BEC common stock and SARs outstanding on December 18, 1996 were settled for an amount in cash equal to $28.425 per share less the exercise price per share. The "option settlement price" was determined based on a formula set forth in the agreement governing the Merger which was related to the consideration received by BEC stockholders for each share of BEC common stock they owned prior to the Merger.

(2) In 1997, Mr. Goldberg is to receive $65,925,000 relating to the settlement of his options to purchase BEC common stock and SARs outstanding on December 18, 1996 as described in (1) above. In addition, Mr. Goldberg had options to purchase 600,000 shares of Hilton common stock at December 31, 1996, all of which are exercisable. These option shares are valued at zero based on the $26.25 closing price per share of Hilton common stock as of December 31, 1996 minus the exercise price.

(3) Value based on the amount received relating to the settlement of his options to purchase BEC common stock outstanding on December 18, 1996 as described in (1) above.

(4) Value based on the closing price of BEC common stock as of the exercise date minus the exercise price.

COMPENSATION OF DIRECTORS

    Each director who is not an officer of the Company receives $20,000 per year, payable quarterly, as compensation for his service in such capacity and a $500 fee for each meeting attended, including meetings of any committees. Directors who are officers of the Company do not receive additional compensation for service as directors. In addition, the Company made payments to the members of the independent Special Committee of the Board of Directors constituted in connection with the approval of the sale of certain property to BEC. See "Certain Relationships and Related Transactions -- Transactions with BEC/Hilton and Affiliates". The Chairman of the Special Committee, Mr. McDonald, received $35,000. The other members of the Special Committee, Messrs. Politan and Burnham, each received $15,000.

EMPLOYMENT ARRANGEMENTS

LUERY EMPLOYMENT AGREEMENT

    The Company and Mr. Luery entered into an employment agreement dated June 5, 1995 for a term expiring April 30, 1998. The agreement provides for the payment of an annual base salary, subject to periodic review by the Manager, plus bonuses, payable at the discretion of the Manager. As of February 28, 1997, Mr. Luery's annual base salary is $567,000. In the event that Mr. Luery voluntarily terminates the agreement or his employment is terminated by the Company for "cause", Mr. Luery will be subject to certain non-competition covenants for a period of one year following the termination of his employment. In the event a change in control of the Company occurs and Mr. Luery is asked to leave the employ of the Company, or, absent cause, Mr. Luery elects to terminate his employment because he has been constructively terminated, Mr. Luery will be entitled to receive a lump sum payment equal to the full amount of his then-current base salary for the remainder of the term of his agreement or twenty-four (24) months, whichever is greater, and the greater of the average of the bonuses, if any, paid to Mr. Luery for the three (3) previous years or the bonus paid to Mr. Luery for the prior year, if any. If a change in control of the Company occurred on February 28, 1997 and Mr. Luery were asked to leave the employ of the Company or, absent cause, constructively terminated, he would be entitled to a payment of approximately $1,434,000 under his agreement. Additionally, if a change in control occurred on February 28, 1997, Mr. Luery could elect, at his option, to terminate the employment agreement and receive a lump sum of six (6) months salary or $283,500.

HARROLD EMPLOYMENT AGREEMENT

    The Company and Mr. Harrold entered into an employment agreement dated July 10, 1995 for a term expiring June 30, 1998. The agreement provides for the payment of an annual base salary, subject to periodic review by the Manager, plus bonuses, payable at the discretion of the Manager. As of February 28, 1997, Mr. Harrold's annual base salary is $260,000. In the event that Mr. Harrold voluntarily terminates the agreement or his employment is terminated by the Company for "cause", Mr. Harrold will be subject to certain non-competition covenants for a period of one year following the termination of his employment. In the event a change in control of the Company occurs and Mr. Harrold is asked to leave the employ of the Company, or, absent cause, Mr. Harrold elects to terminate his employment because he has been constructively terminated, Mr. Harrold will be entitled to receive a lump sum payment equal to the full amount of his then-current base salary for the remainder of the term of his agreement or twenty-four (24) months, whichever is greater, and the greater of the average of the bonuses, if any, paid to Mr. Harrold for the three (3) previous years or the bonus paid to Mr. Harrold for the prior year, if any. If a change in control of the Company occurred on February 28, 1997 and Mr. Harrold were asked to leave the employ of the Company or, absent cause, constructively terminated, he would be entitled to payment of approximately $670,000 under his agreement.

RETIREMENT SAVINGS PLANS

    The Savings Plan, adopted by BEC on September 7, 1994, is a deferred compensation plan designed to permit a select group of management or highly compensated employees to enhance the security of themselves and their beneficiaries following retirement or other termination of their employment. The Savings Plan is intended to be an "employee pension benefit plan" under the Employee Retirement Income Security Act of 1974, as amended, and is unfunded and maintained by BEC (Hilton after the Merger). The Savings Plan is not intended to be qualified under the Internal Revenue Code of 1986, as amended. The Board of Directors of BEC, in its sole discretion, designated those members of management or highly compensated employees who were eligible to participate in the Savings Plan.

    During 1996, the Company provided a matching contribution of 50% of the first 15% of eligible compensation the participant deferred and 0% thereafter. Matching contributions are credited to a participant's matching account and become vested as follows: after one but less than two Years of Deferral they become 33 1/3% vested, after two but less than three Years of Deferral they become 66 2/3% vested, and after more than three Years of Deferral they become fully vested. For this purpose, a "Year of Deferral" is credited with respect to a matching contribution for each completed calendar year commencing after the calendar year for which the matching contribution was made. A participant generally may elect to receive his benefits under the Savings Plan in a lump sum or in installments over a period of no more than ten years. For 1996, the Company will contribute $298,232 to the accounts of participants in the Savings Plan, of which $184,288 is allocated to the accounts of all executive officers as a group. Named Executive Officers receiving allocations are as follows: Mr. Luery $71,288, Mr. Harrold $37,474, Mr. Arrajj $15,088, Mr. Blumenshine $18,900, Mr. Contesse $23,913 and Mr. Ostrovsky $17,625.

    Effective January 1, 1997, the Company adopted the Executive Deferred Compensation Plan ("Deferred Compensation Plan") which replaced the Savings Plan. Under the Deferred Compensation Plan, employees may elect to defer compensation which otherwise would have been paid to them. Executives eligible to participate in the Deferred Compensation Plan may, based on their age, defer 25% to 100% of their compensation. Deferred Compensation Plan participants are eligible to receive a matching contribution of 50% of the first 10% of the executive's deferred compensation.

INCENTIVE STOCK PLAN

    In accordance with the Chapter 11 Plan, on August 20, 1993, the Company established the Bally's Grand, Inc. 1993 Incentive Stock Plan, pursuant to which 600,000 shares of its Common Stock were made available for award to its officers actively involved in its management or operations (the "Incentive Stock Plan"). The Incentive Stock Plan generally provides for grants of stock awards to participants for no cash consideration which may or may not be subject to restrictions.

    Pursuant to the Chapter 11 Plan and the Management Agreement, the Manager is responsible for the administration of the Incentive Stock Plan and has authority, in its sole discretion, to determine which officers of the Company will participate in the Incentive Stock Plan, any individual or corporate performance goals applicable to a participant, which participants will be awarded shares, the date on which awards will be made, the number of shares to be awarded, if any, and all other terms of the awards, which need not be the same for all participants. Subject to the express provisions of the Incentive Stock Plan, the Manager also has the authority, in its sole discretion, to construe, amend and rescind the rules and regulations relating to the Incentive Stock Plan, and to make all other determinations necessary or advisable for administering the Incentive Stock Plan.

    Pursuant to the Incentive Stock Plan, forfeited shares are available to be awarded again. As of February 28, 1997, 42,925 shares of Common Stock were available for award under the Incentive Stock Plan.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding the ownership of the Company's Common Stock and common stock of Hilton as of February 28, 1997 by (i) each director and each Named Executive Officer, (ii) directors and executive officers of the Company as a group, and (iii) beneficial owners known to the Company of more than five percent of the outstanding shares of Common Stock. Information concerning beneficial owners of more than five percent of the outstanding shares of Hilton common stock was provided by Hilton.

                                          AMOUNT AND NATURE OF                     AMOUNT AND NATURE OF
                                        BENEFICIAL OWNERSHIP OF    PERCENT OF    BENEFICIAL OWNERSHIP OF   PERCENT OF
       NAME OF BENEFICIAL OWNER               COMMON STOCK          CLASS(1)       HILTON COMMON STOCK      CLASS(1)
--------------------------------------  ------------------------  -------------  ------------------------  -----------

Arthur M. Goldberg(2).................                  --                 --             2,904,738               1.2%

Jay Burnham...........................                  --                 --                    --                --

J. Kenneth Looloian...................                  --                 --                10,000             *

Darrell A. Luery......................                  --                 --                    --                --

Jack L. McDonald......................                  --                 --                    --                --

Nicholas H. Politan, Jr...............                  --                 --                    --                --

David Arrajj..........................                  --                 --                    --                --

Jerry A. Blumenshine(3)...............                  --                 --                    --                --

Paul Contesse(3)......................                  --                 --                    --                --

William D. Harrold....................                 266              *                       100             *

Robert A. Ostrovsky(3)................                  --                 --                    --                --

Directors and executive officers as a
  group (12 persons)..................                 266              *                 2,914,838               1.2%

BEA Associates(4).....................             619,899                7.3%                   --                --

Hilton Hotels Corporation(5)..........           7,153,238               83.9%                   --                --

Barron Hilton(6)(7)...................                  --                 --            46,955,756              18.8%

Conrad N. Hilton Fund(7)..............                  --                 --            16,498,736               6.6%

FMR Corp.(8)..........................                  --                 --            16,453,491               6.6%

The Prudential Insurance Company of
  America(9)..........................                  --                 --            13,789,787               5.5%

------------------------

*   Less than 1%

(1) Calculated on the basis of applicable rules of the Commission, which require for purposes of calculating beneficial ownership that presently exercisable warrants or options to acquire shares of Common Stock and Hilton common stock (which include options that become exercisable within 60 days) held by the person for whom the calculation is made to be treated as outstanding shares.

(2) Includes options to acquire 600,000 shares of Hilton common stock which Mr. Goldberg has the right to exercise.

(3) Employment of Mr. Blumenshine, Mr. Contesse and Mr. Ostrovsky by the Company terminated on January 17, 1997, June 3, 1996 and December 31, 1996, respectively. Based on records available to the Company, it believes they own no shares of Common Stock and no shares of Hilton common stock.

(4) BEA Associates ("BEA") is a New York corporation with a business address of 153 East 53rd Street, One Citicorp Center, New York, New York 10022. BEA, an investment advisor, owns 619,899 shares of Common Stock in discretionary accounts which it manages. BEA has sole dispositive power with respect to all 619,899 shares of Common Stock. Such information is derived from a
    Schedule 13G dated February 11, 1997 which was prepared by BEA pursuant to Commission requirements.

(5) Hilton is a Delaware corporation with a business address of 9336 Civic Center Drive, Beverly Hills, California 90210. Such number includes shares of Common Stock owned by Hilton indirectly through its wholly owned subsidiaries.

(6) Includes 24,000,000 shares of Hilton common stock owned by the Charitable Remainder Unitrust (the "Trust"), of which Barron Hilton is sole Trustee. As Trustee, Mr. Hilton has the sole voting power with respect to, and is deemed to be the beneficial owner of, the 24,000,000 shares. The Trust will continue until the later of Mr. Hilton's death or May 8, 2009. By virtue of the foregoing and the other shares beneficially owned by Mr. Hilton, Mr. Hilton may be deemed to be in "control" of Hilton as such term is defined in the rules and regulations promulgated by the Commission.

(7) Mr. Hilton is one of the eleven directors of the Conrad N. Hilton Fund (the "Fund"). Mr. Hilton disclaims beneficial ownership of the 16,498,736 shares of Hilton common stock owned by the Fund.

(8) FMR Corp. ("FMR") is a Massachusetts corporation with a business address of 82 Devonshire Street, Boston, Massachusetts 02109. Two wholly-owned subsidiaries of FMR beneficially own an aggregate of 17,402,318 shares of Hilton common stock and members of the family of Edward C. Johnson 3rd, Chairman of FMR, may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR.

(9) The Prudential Insurance Company of America is a New Jersey corporation with a business address of 751 Broad Street, Newark, New Jersey 07102.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH BEC/HILTON AND AFFILIATES

    In August 1996, the Company sold Paris Casino Corp. (an indirect wholly owned subsidiary that owns 24 acres of land next to Bally's Las Vegas upon which the Paris Casino-Resort is planned to be developed) to BEC for consideration having an aggregate value of $57.5 million ($17.5 million in cash and 1,457,195 shares of BEC common stock which were converted into 1,457,195 shares of Hilton common stock in the Merger). In addition, BEC reimbursed the Company for Paris Casino-Resort development costs incurred to date and certain transaction-related costs, and granted the Company certain operating considerations pursuant to a shared facilities agreement. The transaction was negotiated and approved by an independent Special Committee of the Board of Directors of the Company consisting of Mr. McDonald, Mr. Politan and Mr. Burnham. The Special Committee retained independent legal counsel and financial advisors in connection with the evaluation and negotiation of the transaction.

    Pursuant to the Management Agreement, the Manager provides certain management and administrative services to the Company and BEC/Hilton licenses, on a non-exclusive basis, the use of the "Bally" name and certain computer software to the Company for an annual fee of $3,000,000 payable in monthly installments. The initial term of the Management Agreement is ten years. The Management Agreement will be automatically renewed from year to year unless notice of intent not to renew is given at least six months prior to the expiration of the initial term or any subsequent term or in the event that Bally's Las Vegas is sold. Property, general liability and other insurance coverage has been obtained by BEC for the Company. BEC paid insurance premiums for itself and its subsidiaries (including the Company) and allocated these premiums among those parties. In 1996, the Company paid approximately $918,000 to BEC for allocated insurance premiums. In addition, BEC leased an airplane which was used for the business of BEC and its subsidiaries (including the Company) and allocated the cost of the airplane based upon usage. In 1996, the Company paid approximately $81,000 for allocated airplane usage costs.

    Pursuant to the terms of the Management Agreement, Hilton (after the Merger) has the right to nominate one of the six members of the Company's Board of Directors and a member to any of the committees thereof, provided such nominee is reasonably acceptable to the Company. The Company is required to submit the name of Hilton's nominee to the Company's stockholders for election, subject to the exercise of the fiduciary duties of the Company's Board of Directors. Hilton has designated Mr. Goldberg as its nominee to serve on the Board of Directors of the Company.

    Under the terms of the Management Agreement, the Manager is responsible for all personnel decisions of the Company and has the authority to determine compensation and other benefits with the exception of new pension and profit sharing plans. However, the Company's Board of Directors must approve any employment contracts or other arrangements for employees of the Company which involve more than $125,000 annual compensation, including salary and bonuses.

    For the period from January 1, 1996 to December 18, 1996, taxable income or loss of the Company is included in the consolidated federal income tax return of BEC. For the periods subsequent to December 18, 1996, taxable income or loss of the Company is included in the consolidated federal income tax return of Hilton. Under a tax sharing arrangement between BEC (Hilton after the Merger) and the Company, income taxes are allocated to the Company based on amounts the Company would pay or receive if it filed a separate consolidated federal income tax return. Payments to BEC/Hilton for tax liabilities are due at such time and in such amounts as payments would be required to be made to the Internal Revenue Service. Payments from BEC/Hilton for tax benefits are due at the time BEC/Hilton files the applicable consolidated federal income tax return.

PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(A) 1.  INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of independent public accountants...................................................................          14
Consolidated balance sheets................................................................................          15
Consolidated statements of income..........................................................................          16
Consolidated statements of stockholders' equity............................................................          17
Consolidated statements of cash flows......................................................................          18
Notes to consolidated financial statements.................................................................          20

(A) 2.  INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                                                PAGE
                                                                                                                -----
Schedule II - Valuation and qualifying accounts............................................................         S-1

    All other schedules specified under Regulation S-X are omitted because they are not applicable, not required under the instructions or all information required is set forth in the Notes to consolidated financial statements.

(A) 3.  INDEX TO EXHIBITS

*2.1       Fifth Amended Plan of Reorganization of the Company, dated September 11, 1992
           (incorporated by reference to the Company's Form T-3 (File No. 22-22808) as filed with the Commission on October 2, 1992).

*3.1(i)    Restated Certificate of Incorporation of the Company, dated August 20, 1993
           (incorporated by reference to the Company's Form S-1 (File No. 33-74330) as filed with the SEC on April 13, 1994 (the "Initial Form S-1")).

*3.1(ii)   By-laws of the Company (incorporated by reference to the Initial Form S-1).

*4.1       Indenture, dated as of December 15, 1993 (the "Indenture"), between the Company and
           Continental Bank, National Association ("Continental"), as Trustee, with respect to
           $315,000,000 principal amount of the Company's 10-3/8% First Mortgage Notes due 2003
           (the "Notes") (incorporated by reference to the Initial Form S-1).

*4.2       Form of Note (incorporated by reference to the Initial Form S-1).

*4.3       Pledge Agreement, dated as of March 1, 1994, made by the Company in favor of
           Continental, as Trustee under the Indenture, for the benefit of the holders of the
           Notes (incorporated by reference to the Initial Form S-1).

*4.4       Security Agreement, dated as of December 27, 1993, made by the Company in favor of
           Continental, as Trustee under the Indenture, for the benefit of the holders of the
           Notes (incorporated by reference to the Initial Form S-1).

*4.5       Deed of Trust and Security Agreement with Assignment of Rents, dated as of December
           27, 1993, made by the Company to Nevada Title Company ("Nevada Title"), as Trustee,
           and Continental, as Secured Party and Beneficiary, for the benefit of the holders of the Notes (incorporated by reference to the Initial Form S-1).

*4.6       Assignment of Leases and Rents, dated as of December 27, 1993, made by the Company to Continental (incorporated by reference to the Initial Form S-1).

 4.7       First Supplemental Indenture, dated as of December 19, 1996, to the Indenture between the Company and First Bank National Association (formerly Continental), as
           Trustee, with respect to the Tender Offer and Consent Solicitation.

*4.8       Warrant Agreement, dated as of August 20, 1993, between the Company and Midlantic
           National Bank, as Warrant Agent (incorporated by reference to the Company's Form S-1
           (File No. 33-78468) as filed with the SEC on May 13, 1994 (the "Second Form S-1")).

*10.1      Management Agreement, dated as of August 20, 1993, among the Company, the Manager and BEC (incorporated by reference to the Initial Form S-1).

*10.2      Form of Exchange Agent Agreement dated April 1994 between the Company and
           Continental relating to the Notes (incorporated by reference to the Initial Form
           S-1).

*10.3      Bally's Grand, Inc. 1993 Incentive Stock Plan (incorporated by reference to the
           Initial Form S-1).

*10.4      Employment Agreement, dated June 5, 1995, between the Company and Darrell A. Luery.

*10.5      Employment Agreement, dated July 10, 1995, between the Company and William D.
           Harrold.

*10.6      Stock Purchase Agreement dated August 22, 1996 by and among Bally Entertainment
           Corporation, Bally's Grand, Inc. and Bally's Grand Property Sub I, Inc.
           (incorporated by reference to the Company's Quarterly Report on Form 10-Q (File No.
           1-2500) for the quarter ended September 30, 1996).

 21.1      List of Subsidiaries of the Company (incorporated by reference to the Initial Form
           S-1).

 27        Financial Data Schedule (filed electronically only).

*99.1      Form of Indemnification Agreement, dated May 1994, between the Company and the
           Selling Securityholders named herein (incorporated by reference to the Second Form
           S-1).

------------------------

* Incorporated herein by reference as indicated.

(B)  REPORTS ON FORM 8-K

                                               FINANCIAL
     DATE OF REPORT            ITEM           STATEMENTS
-------------------------  -------------  -------------------
October 31, 1996           #5                    None
November 1, 1996           #5                    None
November 6, 1996           #5                    None
December 31, 1996          #5 and #7             None

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           BALLY'S GRAND, INC.

Dated: March 17, 1997                      By:                   /s/ ARTHUR M. GOLDBERG
                                                       ------------------------------------------
                                                                   Arthur M. Goldberg
                                                                CHAIRMAN OF THE BOARD AND
                                                                 CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. This Annual Report may be signed in multiple identical counterparts all of which, taken together, shall constitute a single document.

Dated: March 17, 1997                                     /s/ ARTHUR M. GOLDBERG
                                               --------------------------------------------
                                                            Arthur M. Goldberg
                                                         CHAIRMAN OF THE BOARD AND
                                                          CHIEF EXECUTIVE OFFICER
                                                       (PRINCIPAL EXECUTIVE OFFICER)

Dated: March 17, 1997                                      /s/ DARRELL A. LUERY
                                               --------------------------------------------
                                                             Darrell A. Luery
                                                  PRESIDENT, CHIEF OPERATING OFFICER AND
                                                                 DIRECTOR

Dated: March 17, 1997                                        /s/ LEON FLINDERS
                                               --------------------------------------------
                                                               Leon Flinders
                                                  CHIEF FINANCIAL OFFICER AND CONTROLLER
                                               (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

Dated: March 17, 1997                                         /s/ JAY BURNHAM
                                               --------------------------------------------
                                                                Jay Burnham
                                                                 DIRECTOR

Dated: March 17, 1997                                     /s/ J. KENNETH LOOLOIAN
                                               --------------------------------------------
                                                            J. Kenneth Looloian
                                                                 DIRECTOR

Dated: March 17, 1997                                      /s/ JACK L. MCDONALD
                                               --------------------------------------------
                                                             Jack L. McDonald
                                                                 DIRECTOR

Dated: March 17, 1997                                  /s/ NICHOLAS H. POLITAN, JR.
                                               --------------------------------------------
                                                         Nicholas H. Politan, Jr.
                                                                 DIRECTOR

                              BALLY'S GRAND, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                           (ALL AMOUNTS IN THOUSANDS)

                                                               BALANCE     ADDITIONS
                                                                 AT       CHARGED TO                       BALANCE
                                                              BEGINNING    COSTS AND                      AT END OF
DESCRIPTION                                                    OF YEAR     EXPENSES    DEDUCTIONS (A)       YEAR
-----------------------------------------------------------  -----------  -----------  ---------------  -------------
YEAR ENDED DECEMBER 31, 1996 --
  Allowance--casino receivables............................   $   5,542    $   1,823      $   2,794       $   4,571
  Allowance--hotel receivables.............................         320          263            207             376
                                                             -----------  -----------        ------          ------
                                                              $   5,862    $   2,086      $   3,001       $   4,947
                                                             -----------  -----------        ------          ------
                                                             -----------  -----------        ------          ------

YEAR ENDED DECEMBER 31, 1995 --
  Allowance--casino receivables............................   $   3,623    $   1,919      $      --       $   5,542
  Allowance--hotel receivables.............................         237           83             --             320
                                                             -----------  -----------        ------          ------
                                                              $   3,860    $   2,002      $      --       $   5,862
                                                             -----------  -----------        ------          ------
                                                             -----------  -----------        ------          ------

YEAR ENDED DECEMBER 31, 1994 --
  Allowance--casino receivables............................   $     619    $   3,004      $      --       $   3,623
  Allowance--hotel receivables.............................          92          145             --             237
                                                             -----------  -----------        ------          ------
                                                              $     711    $   3,149      $      --       $   3,860
                                                             -----------  -----------        ------          ------
                                                             -----------  -----------        ------          ------

------------------------

(a) Deductions for write-offs are net of recoveries.

                                      S-1